SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No.  )(1)


                                   USEC, Inc.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    90333E108
             -------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [X]  Rule 13d-1(b)
               [ ]  Rule 13d-1(c)
               [ ]  Rule 13d-1(d)


-------------

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Pages 1 of 10 Pages

----------------------------------                   ---------------------------
|  CUSIP NO.  90333E108          |       13G         |  Page  2   of 10  Pages |
|            -----------         |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  9,627,900 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  9,627,900 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  9,627,900 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.6%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 10 Pages

----------------------------------                   ---------------------------
|  CUSIP NO.  90333E108          |       13G         |  Page  3   of 10  Pages |
|            -----------         |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  John Stevens Trust                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  3,300 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  3,300 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,300 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 10 Pages

----------------------------------                   ---------------------------
|  CUSIP NO.  90333E108          |       13G         |  Page  4   of 10  Pages |
|            -----------         |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy Stevens Trust                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  5,800 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  5,800 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  5,800 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 4 of 10 Pages

----------------------------------                   ---------------------------
|  CUSIP NO.  90333E108          |       13G         |  Page  5   of 10  Pages |
|            -----------         |                   |       ---     ---       |
----------------------------------                   ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard College Trust                                              |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  13,300 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ----                                             |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  13,300 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ----                                             |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  13,300 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 10 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)        Name of Issuer:
                             USEC, Inc.

     1(b)        Address of Issuer's Principal Executive Offices:
                             2 Democracy Center
                             6903 Rockledge Drive
                             Bethesda, MD  20817

Item 2(a)        Name of Person Filing:
                     (i)     President and Fellows of Harvard College ("P&F")
                     (ii)    John Stevens Trust ("JST")
                     (iii)   Nancy Stevens Trust ("NST")
                     (iv)    Harvard College Trust ("HCT")

     2(b)        Address of Principal Business Office or, if none, Residence:
                     (i)     P&F:  c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA 02210

                     (ii)    JST:  c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA 02210

                     (iii)   NST:  c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA 02210

                     (iv)    HCT:  c/o Harvard Management Company, Inc.
                                       600 Atlantic Avenue
                                       Boston, MA 02210

     2(c)        Citizenship:
                     (i)     P&F:  Massachusetts
                     (ii)    JST:  Massachusetts
                     (iii)   NST:  Massachusetts
                     (iv)    HCT:  Massachusetts


     2(d)        Title of Class of Securities:
                             Common Stock

     2(e)        CUSIP Number:
                             90333E108

Item 3 The entities filing are a Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


                               Page 6 of 10 Pages

Item 4           Ownership:

     4(a)        Amount beneficially owned:
                     (i)     P&F: 9,627,900 shares
                     (ii)    JST:  3,300 shares
                     (iii)   NST:  5,800 shares
                     (iv)    HCT:  13,300 shares

     4(b)        Percent of Class:
                     (i)     P&F:  9.6%
                     (ii)    JST:  0.0%
                     (iii)   NST:  0.0%
                     (iv)    HCT:  0.0%

     4(c)        Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote:
                             (i)    P&F:  9,627,900 shares
                             (ii)   JST:  3,300 shares
                             (iii)  NST: 5,800 shares
                             (iv)   HCT:  13,300 shares


                 (ii) shared power to vote or to direct the vote:
                             ---------

                 (iii) sole power to dispose or to direct the disposition of:
                             (i)    P&F: 9,627,900 shares
                             (ii)   JST: 3,300 shares
                             (iii)  NST: 5,800 shares
                             (iv)   HCT: 13,300 shares

                 (iv) shared power to dispose or to direct the disposition of:
                             --------

Item 5           Ownership of Five Percent or Less of a Class:
                             Not Applicable.

Item 6           Ownership of More than Five Percent on Behalf of Another
                 Person:
                             Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
                 Company:
                             Not Applicable.


                               Page 7 of 10 Pages

Item 8           Identification and Classification of Members of the Group:
                             See Exhibit A.

Item 9           Notice of Dissolution of Group:
                             Not Applicable.

Item 10          Certification:

                 By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 8 of 10 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                 PRESIDENT AND FELLOWS OF
                                                 HARVARD COLLEGE


                                                 By: /s/ Michael S. Pradko
                                                     ---------------------------
                                                     Name:  Michael S. Pradko
                                                     Title: Authorized Signatory


                                                 JOHN STEVENS TRUST


                                                 By: /s/ Michael S. Pradko
                                                     ---------------------------
                                                     Name:  Michael S. Pradko
                                                     Title: Authorized Signatory


                                                 NANCY STEVENS TRUST


                                                 By: /s/ Michael S. Pradko
                                                     ---------------------------
                                                     Name:  Michael S. Pradko
                                                     Title: Authorized Signatory


                                                 HARVARD COLLEGE TRUST


                                                 By: /s/ Michael S. Pradko
                                                     ---------------------------
                                                     Name:  Michael S. Pradko
                                                     Title: Authorized Signatory


February 12, 1999

                               Page 9 of 10 Pages

                                    Exhibit A
                                    ---------


      Members of Group                                            Item 3 Classification
      ----------------                                            ---------------------

(1)   President and Fellows of Harvard College                             EP

(2)   John Stevens Trust                                                   EP

(3)   Nancy Stevens Trust                                                  EP

(4)   Harvard College Trust                                                EP



                               Page 10 of 10 Pages